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                                                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-17393, 333-40823 and 333-40825) pertaining to the Amended and Restated 1994 Stock Option Plan, the 1995 Executive Bonus and Stock Option Plan, the Non-Employee Directors Option Plan, the Original Directors Option Plan and the 1997 Non-Qualified Stock Option Plan of Engineering Animation, Inc. of our report dated October 10, 1997 with respect to the financial statements of Cimtech, Inc. for the year ended December 31, 1996 included in Engineering Animation, Inc.'s Current Report on Form 8-K dated December 9, 1997, filed with the Securities and Exchange Commission.

                              /s/ ERNST & YOUNG LLP

Des Moines, Iowa
December 9, 1997